[LOGO]
THE PRINCOR MUTUAL FUNDS


August 11, 1997





Dear Shareholder

Proxy material for the Princor Funds' Special Meeting of Shareholders to be held on September 16, 1997 was mailed to you recently. According to our records, your completed proxy ballot for this meeting has not yet been received. Enclosed for your convenience is a duplicate proxy ballot and a postage-paid return envelope.

For the reasons set forth in the proxy statement dated July 7, 1997 which was included in the initial mailing, your Directors believe passage of the proposals on the agenda is in the best interest of the Funds and its shareholders and recommends a vote FOR the proposals.

Regardless of the number of shares you may own, it is important that they be represented. We urge you to sign, date, and mail the enclosed proxy ballot promptly. Shareholders may vote by phone by calling our proxy solicitor, D.F. King & Co., Inc. at 1-800-659-5550.

If you have recently mailed your proxy ballot, you may disregard this mailing. We appreciate your support as a shareholder and for selecting the Princor Funds to help reach your financial goals.



Sincerely


/s/ STEPHAN L. JONES

Stephan L. Jones
President